EXHIBIT 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI Aerospace Completes Acquisition of Valent Aerostructures

ST. LOUIS, December 31, 2012 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense industries, announced that it completed its acquisition of Valent Aerostructures, LLC (“Valent”) on Friday, December 28, 2012.  Headquartered in Kansas City, Missouri, Valent is a leading provider of complex, structural components, major sub-assemblies and machined parts for OEM and Tier 1 airframe manufacturers in the aerospace and defense industries.

The acquisition was structured as a purchase of all the outstanding equity of Valent for a price of $237 million, plus certain retained obligations of $9.7 million and subject to adjustment for working capital and transaction expenses.  As part of the purchase price, LMI issued to the former equity holders of Valent an aggregate of approximately 784,000 shares of LMI common stock, which represented $15 million of value.  The purchase agreement also includes a potential earnout of up to $40 million in the event Valent surpasses certain EBITDA thresholds in 2013.

In connection with the closing of the acquisition, LMI completed its previously announced debt refinancing and entered into $300 million of new senior secured credit facilities comprised of a $225 million term loan facility and a $75 million revolving credit facility.  LMI has used or expects to use the new facilities to finance the Valent acquisition, refinance existing debt and for general corporate purposes including working capital requirements.

LMI Aerospace, Inc. is a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets.  Through its Aerostructures segment, the company primarily fabricates, machines, finishes, integrates, assembles and kits formed close tolerance aluminum and specialty alloy and composite components and higher level assemblies for use by the aerospace, defense and technology industries. It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

Valent is a leading provider of complex structural components, major sub-assemblies and machined parts for OEM and Tier 1 airframe manufacturers in the aerospace and defense industries.  Valent provides content for several major commercial, business jet and military platforms, including the Boeing 737, 747-8, 777, 787 and V-22 and the Gulfstream G650.  The Boeing Company has previously awarded Supplier of the Year to Valent, and in 2011, Valent won a Spirit AeroSystems Platinum Supplier Award.

This news release includes forward-looking statements regarding LMI’s business prospects and opportunities. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” and similar expressions are intended to identify forward-looking statements.  Our forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.  These risks and uncertainties include those discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with the U.S. Securities and Exchange Commission, which are incorporated herein by reference.  You should not consider any such list to be a complete set of all potential risks or uncertainties.  Moreover, forward-looking statements are based on our current expectations and speak only as of the date when made, and we undertake no obligation to publicly update or revise any forward-looking statements except as required by law.  As a result of the foregoing, you should not place undue reliance on forward-looking statements.